Exhibit 99.1

PR Contact:	IR Contact:
Adam Handelsman	Jody Burfening
Lippert/Heilshorn & Assoc.	Lippert/Heilshorn & Assoc.
ahandelsman@lhai.com	jburfening@lhai.com
(212) 201-6622	(212) 838-3777

GlobalOptions Completes the Sale of its Fraud/SIU Investigations Unit

NEW YORK, July 21, 2010 – GlobalOptions Group, Inc. (NASDAQ: GLOI), a leading provider of domestic and international risk management services, has completed the sale of its Fraud and Special Investigations Unit (“Fraud/SIU”) to GlobalOptions Services, Inc. (“Global Services”), for a total cash consideration of $8.25 million, subject to an escrow amount and a working capital adjustment, plus the assumption of substantially all of the liabilities of Fraud/SIU.

Frank Pinder, the President of Fraud/SIU, together with David Finney, James Buscarini, Kevin McGinn and Mike Brantley, respectively the Vice Presidents of Operations, Business Development, Finance and IT, will be officers and shareholders of Global Services. Balmoral Advisors, LLC, Private Equity Partners LLC and the North Atlantic Value LLP unit of JO Hambro Capital Management Ltd are the private equity sponsors.

Needham & Company served as financial advisor to GlobalOptions Group on this transaction and continues to serve the company in its ongoing assessment strategic and financial alternatives for maximizing shareholder value.

About GlobalOptions Group
GlobalOptions Group (NASDAQ: GLOI) is a provider of risk mitigation and management services to government entities, FORTUNE 1000 corporations and high net-worth and high-profile individuals throughout the world. We assist our clients in recovering from the damages or losses resulting from the occurrence of acts of terror, natural disasters, fraud and other risks.  Additional information is available at http://www.globaloptions.com.

Statements in this press release regarding the company's business that are not historical facts are "forward-looking statements" that involve risks and uncertainties.  The company wishes to caution readers not to place undue reliance on such forward-looking statements, which statements are made pursuant to the Private Securities Litigation Reform Act of 1994, and as such, speak only as of the date made.  To the extent the content of this press release includes forward-looking statements, they involve various risks and uncertainties including the successful integration of acquired businesses and revenue run rates.

Certain of these risks and uncertainties will be described in greater detail in GlobalOptions Group's filings with the Securities and Exchange Commission.  GlobalOptions Group is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

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